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               Indianapolis Power & Light Company

______________________________________________________________________
          (Name of Registrant As Specified in Charter)

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______________________________________________________________________
      (Name of Person(s) Filing the Information Statement)

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                              IPL

               INDIANAPOLIS POWER & LIGHT COMPANY
                       One Monument Circle
                          P.O. Box 1595
              Indianapolis, Indiana     46206-1595

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD APRIL 17, 1996


TO THE SHAREHOLDERS OF
INDIANAPOLIS POWER & LIGHT COMPANY

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Indianapolis Power & Light Company will be held at the office of the Corporation, One Monument Circle, Indianapolis, Indiana, 46204 on Wednesday, April 17, 1996, at 10 o'clock A.M. (Eastern Standard Time), for the following purposes:

     1. To elect seventeen (17) directors to hold office for terms of one year each and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Wednesday, February 28, 1996, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting and at any adjournment thereof.

      Proxies will not be solicited for this meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

      By order of the Board of Directors.

                              INDIANAPOLIS POWER & LIGHT COMPANY
                              By:     BRYAN G. TABLER, Secretary





Indianapolis, Indiana
March 8, 1996

               INDIANAPOLIS POWER & LIGHT COMPANY
                      INFORMATION STATEMENT

                        TABLE OF CONTENTS
GENERAL INFORMATION --------------------------------------------------  1

OTHER BUSINESS -------------------------------------------------------  1

RELATIONSHIP WITH AUDITOR --------------------------------------------  1

VOTING SECURITIES AND BENEFICIAL OWNERS ------------------------------  2

DIRECTORS AND NOMINEES -----------------------------------------------  2
Election of Seventeen Directors --------------------------------------  2
Vote Required For Election of Directors ------------------------------ 5 Procedure To Propose Nominees For Director --------------------------- 5 Number Of Board Meetings and Attendance ------------------------------ 5 Committees of the Board ---------------------------------------------- 5
Certain Business Relationships ---------------------------------------  6

COMPENSATION OF EXECUTIVE OFFICERS -----------------------------------  6
Nature and Types of Compensation -------------------------------------  6
          Summary Compensation - Table I -----------------------------  7
          Option Exercises - Table II --------------------------------  8

COMPENSATION OF DIRECTORS --------------------------------------------  9
Standard Arrangements ------------------------------------------------  9

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION ---------------------------------------------------------  9
Compensation Policies Relating Generally to Executive Officers -------  9
          Base Salary ------------------------------------------------  9
          Annual Incentive Plan -------------------------------------- 10
Long-Term Performance and Restricted Stock Incentive Plan ------------ 10 Basis for Chief Executive Officer's Compensation --------------------- 11 Deductibility of Executive Compensation ------------------------------ 11 Compensation Committee Interlocks and Insider Participation ---------- 12 Performance Graph - Table III ---------------------------------------- 13
Performance Graph ---------------------------------------------------- 14
Pension Plans -------------------------------------------------------- 14
          Pension Plan Table - Table IV ------------------------------ 14
Employment Contracts and Termination of Employment and Change-in-
         Control Arrangements ---------------------------------------- 15

               INDIANAPOLIS POWER & LIGHT COMPANY

                      INFORMATION STATEMENT
                         Relating to the
                 Annual Meeting of Shareholders
                         April 17, 1996
               (Mailed on or about March 8, 1996)


                       GENERAL INFORMATION

     The following information is furnished in connection with the Annual Meeting of Shareholders of Indianapolis Power & Light Company (``IPL'') to be held pursuant to the accompanying Notice of Annual Meeting and at any adjournment of such meeting.

      At the close of business on December 31, 1983, IPL became a subsidiary of IPALCO Enterprises, Inc. (``IPALCO'') and, at that time, all outstanding shares of IPL Common Stock were exchanged for Common Stock of IPALCO and all Common shareholders of IPL became Common shareholders of IPALCO. As a result, IPALCO owns all 17,206,630 outstanding shares of IPL's Common Stock. However, there remain outstanding 518,985 shares of IPL's Cumulative Preferred Stock.

       Since IPALCO's ownership represents more than 94% of the total votes that could be cast for the election of directors, and shareholders do not have cumulative voting rights, the Board of Directors considered it inappropriate to solicit proxies for IPL's Annual Meeting of Shareholders to be held April 17, 1996. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of Cumulative Preferred Stock, you may do so by attending the meeting in person and casting your vote by a ballot which will be provided for that purpose.

OTHER BUSINESS

       Management is not presently aware of any business to be presented at the Annual Meeting other than the election of directors. The minutes of the Annual Meeting of Shareholders held April 19, 1995 will be presented for approval at the 1996 Annual Meeting; however, such action is not intended to constitute approval or disapproval of any matter referred to in such minutes.

RELATIONSHIP WITH AUDITOR

       Deloitte & Touche LLP (the ``Auditor'') with offices at Market Tower, Suite 3000, 10 West Market Street, Indianapolis, Indiana, has been the auditor for IPL since the year 1952, and was appointed by the Board of IPALCO upon recommendation of the Audit Committee to serve as such during the current year. A representative of the Auditor will be present at the Annual Meeting of Shareholders on April 17, 1996, and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.


             VOTING SECURITIES AND BENEFICIAL OWNERS

     On January 15, 1996, IPL had outstanding 17,206,630 shares of Common Stock and 518,985 shares of Cumulative Preferred Stock issued in six (6) separate series. Each share of Cumulative Preferred Stock entitles its owner to two (2) votes, and each share of Common Stock entitles its owner to one (1) vote upon each matter to come before the meeting. Only shareholders of record at the close of business on Wednesday, February 28, 1996, will be entitled to vote at the meeting or at any adjournment thereof.


      On January 15, 1996, the following beneficial owners held more than 5% of a class of IPL's voting securities:

-------------------------------------------------------------------------
               Name and Address of      Amount and Nature        Percent
Title of Class Beneficial Owner         of Beneficial Ownership  of Class
-------------------------------------------------------------------------
Common Stock   IPALCO Enterprises, Inc. 17,206,630 shares<F1>    100%
               One Monument Circle
               Indianapolis, IN 46204
-------------------------------------------------------------------------

<F1> IPALCO Enterprises, Inc. has sole power to vote and dispose of all shares shown as beneficially owned by it.


       On January 15, 1996, none of the directors, executive officers or nominees for director of IPL beneficially owned equity securities of IPL.


                     DIRECTORS AND NOMINEES

Election of Seventeen Directors

     At a meeting held January 30, 1996, the Executive Committee of
IPL's Board of Directors nominated 17 nominees for election as directors at its Annual Meeting of Shareholders to be held April 17, 1996 for terms of one year each and until their successors are duly elected and qualified. All nominees currently are members of the Board and all nominees have consented to serve if elected. The nominees for director and the names, ages, (as of April 17, 1996), job experience and directorships of such nominees are as follows:

Joseph D. Barnette, Jr., 56, Chairman and Chief Executive Officer of Banc
     One Indiana Corporation (a bank holding company) since January,
     1993 and Chairman and Chief Executive Officer of Bank One, Indianapolis, NA since October, 1994. Prior to that, Mr. Barnette was President and Chief Executive Officer of Banc One Indiana Corporation (July, 1990 - January, 1993) and President and Chief Executive Officer of Bank One, Indianapolis, NA (January, 1990 - October, 1994). He is a director of IPALCO, IWC Resources Corporation, Indianapolis Water Company and Meridian Insurance Group, Inc. He has been a director of IPL since January, 1993.

Robert A. Borns, 60, Chairman of Borns Management Corporation (real estate management), Indianapolis, Indiana. Mr. Borns has held his present position since 1961 and serves on numerous boards, including the Board of Trustees of Indianapolis Museum of Art, Indianapolis Symphony Orchestra and St. Vincent Hospital. He is also a director of IPALCO, Indianapolis Water Company, IWC Resources Corporation and of Heritage Partners Management, Inc. He has been a director of IPL since April, 1986 (excluding the period March 15 to August 23, 1993).

Mitchell E. Daniels, Jr., 47, President, North American Pharmaceutical
     Operations, Eli Lilly and Company (pharmaceuticals manufacturer), Indianapolis, Indiana since April 1, 1993. Prior to that time, he was Vice President, Corporate Affairs of Eli Lilly and Company and President and Chief Executive Officer of Hudson Institute, Inc. (March, 1987 to August, 1990). He is a director of IPALCO, Acordia, Inc. and NBD Bank, N.A. and has been a director of IPL since November, 1989.

Rexford C. Early, 61, President of Carlisle Insurance Agency, Inc.,
     Indianapolis, Indiana, a position he has held for more than five years. Mr. Early was Chairman of the Indiana Republican Party from March, 1991 to March, 1993. He is a director of IPALCO and has been a director of IPL since August, 1993.

Otto N. Frenzel III, 65, Chairman, Executive Committee National City
     Bank, Indiana, Indianapolis, Indiana. Mr. Frenzel has held his present position since January, 1996. For more than 3 years prior to that time, Mr. Frenzel was Chairman of the Board of National City Bank, Indiana. Prior to May, 1992, Mr. Frenzel was Chairman of the Board of Merchants National Bank & Trust Company of Indianapolis and Chairman of the Board of Merchants National Corporation. He is a director of IPALCO, National City Corporation, American United Life Insurance Company, Indiana Energy, Inc., Indiana Gas Company, Inc., Indianapolis Water Company, Baldwin & Lyons, Inc. and IWC Resources Corporation. He has been a director of IPL since April, 1977.

Max L. Gibson, 55, Retired July, 1989. For more than five years prior to retirement, Mr. Gibson was President of Victory Services
     Corporation (waste disposal), Terre Haute, Indiana. He is a director of IPALCO, First Financial Corporation, Terre Haute First National Bank and First State Bank of Clay County. He has been a director of IPL since August, 1993.

Edwin J. Goss, 69, Retired, March 1990. For more than five years prior to his retirement, Mr. Goss was the Chairman and Chief Executive Officer of American States Insurance Company and its subsidiaries, Indianapolis, Indiana. Mr. Goss continues as a director of these companies. He also is a director of IPALCO, National City Bank, Indiana and has been a director of IPL since April, 1985 (excluding the period March 15 to August 23, 1993).

Dr. Earl B. Herr, Jr., 68, Retired. For more than five years prior to his retirement in December, 1992, Dr. Herr was Executive Vice President of Eli Lilly and Company (pharmaceuticals manufacturer),
     Indianapolis, Indiana. He is a director of IPALCO and Lilly
     Endowment and has been a director of IPL since April, 1986
     (excluding the period March 15 to August 23, 1993).

John R. Hodowal, 51, Chairman of the Board and President of IPALCO and
     Chairman of the Board and Chief Executive Officer of IPL. Except for the Chairmanship of IPL which he assumed in February, 1990, Mr. Hodowal has held his current positions since May, 1989. For some years prior to that time, he was Vice President and Treasurer of IPALCO and Executive Vice President of IPL. He is a director of IPALCO, Bank One, Indianapolis, NA and Associated Insurance Companies, Inc. He has been a director of IPL since April, 1984.

Ramon L. Humke, 63, Vice Chairman of IPALCO and President and Chief
     Operating Officer of IPL. Prior to February, 1990 when he assumed his present position with IPL, Mr. Humke was President and Chief Executive Officer of Ameritech Services and Senior Vice President of Ameritech Bell Group (September, 1989 - February, 1990) and President and Chief Executive Officer of Indiana Bell Telephone Company (October, 1983 - September, 1989). He is a director of IPALCO, NBD Bank, N.A., LDI Management, Inc. and is Chairman of the Boards of Meridian Mutual Insurance Company and Meridian Insurance Group, Inc. He has been a director of IPL since February, 1990.

Sam H. Jones, 68, President, Indianapolis Urban League, Inc.,
     Indianapolis, Indiana. Mr. Jones has held his present position for more than 5 years and serves on numerous educational, social and cultural boards, including the Advisory Board of Indiana University-Purdue University at Indianapolis, Methodist Health Foundation, Board of One Hundred Black Men of Indianapolis and the Administrative Board of Riverside Park United Methodist Church. He is a director of IPALCO and has been a director of IPL since June, 1983.

Andre B. Lacy, 56, General Partner and Chief Executive of LDI, Ltd. (an industrial and investment limited partnership), Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc., the managing general partner of LDI, Ltd., and Chairman and Chief Executive Officer of all subsidiaries and divisions thereof. He has held his present positions for more than 5 years. He is a director of IPALCO, Ethyl Corporation, Tredegar Industries, Inc., Albemarle Corporation, Patterson Dental Co., Herff Jones and The National Bank of Indianapolis. He has been a director of IPL since April, 1987.

L. Ben Lytle, 49, Chairman, President and Chief Executive Officer, Associated Insurance Companies, Inc. (insurance and financial services), Indianapolis, Indiana. He assumed the title of Chairman in March, 1994, and has held the remaining positions for more than five years. He is a director of IPALCO, Bank One, Indianapolis, NA and Associated Insurance Companies, Inc. and its subsidiaries. He has been a director of IPL since April, 1992.

Michael S. Maurer, 53, Chairman of the Board of MyStar Communications
     Corporation (radio station operations), a position he has held for more than five years; Chairman of the Board of IBJ Corporation (newspaper publisher) since December, 1990; Chairman of the Board of The National Bank of Indianapolis since December, 1993. Mr. Maurer is Chair, United Way of Central Indiana. He has been a director of IPALCO and IPL since January, 1993.

Thomas M. Miller, 66, Retired. For more than 5 years prior to his retirement, Mr. Miller was Chairman of the Board and Chief Executive Officer of NBD Indiana, Inc. (a bank holding company) and NBD Bank, N.A., Indianapolis, Indiana, and predecessor companies. Mr. Miller is a director of IPALCO, NBD Indiana, Inc., NBD Bank, N.A., Indianapolis Water Company and IWC Resources Corporation. He has been a director of IPL since April, 1992.

Sallie W. Rowland, 63, Chairman and Chief Executive Officer of Rowland
     Design, Inc. (an architectural, interiors and graphic design firm), Indianapolis, Indiana, positions she has held for more than 5 years. Mrs. Rowland serves on various community boards including The Indianapolis Chamber of Commerce of which she is Vice Chairman. She is a director of IPALCO, NBD Bank, N.A. and Meridian Mutual Insurance Company. She has been a director of IPL since April, 1988.

Thomas H. Sams, 54, President and Chief Executive Officer, Waldemar
     Industries, Inc. (an investment holding company), Indianapolis, Indiana and an officer of various subsidiary and affiliated corporations thereof. Mr. Sams has held these positions since 1966. He is a director of IPALCO, NBD Bank, N.A., Meridian Insurance Group, Inc. and State Life Insurance Company. He has been a director of IPL since April, 1986.


Vote Required For Election of Directors

     Under Indiana law, directors are elected by plurality vote at a meeting where a quorum (a majority of shares issued and outstanding) is present. Shares represented for any purpose are deemed present for quorum purposes; thus, withheld votes are counted for quorum purposes.
Abstentions and broker non-votes are not counted for any purpose.


Procedure To Propose Nominees For Director

      IPL will accept timely recommendations by shareholders of proposed nominees for director. All such proposals must be received by IPL's Corporate Secretary not later than January 2 of any year for consideration at that year's Annual Meeting of Shareholders. The
Executive Committee will review nominees proposed by shareholders in the same manner as other proposed nominees.


Number of Board Meetings and Attendance

      Each director of IPL is elected for a term of one year and until his or her successor is duly elected and qualified. During the year 1995, the Board of Directors of IPL held 11 meetings. Its Executive Committee and Audit Committee held a total of 10 meetings. All directors attended more than 75% of the aggregate of Board meetings and assigned committee meetings. On average, directors attended more than 93% of Board and committee meetings held in 1995.


Committees of the Board

      The Board of Directors of IPL has two standing committees, the Executive Committee and the Audit Committee. There is no nominating committee, as such; however, the Executive Committee substantially performs the functions of such committee. It reviews the qualifications and suitability of candidates to stand for election to IPL's Board of Directors and recommends nominees to the Board. In addition, the Executive Committee considers and recommends the declaration of dividends and acts on matters when the full Board is not in session. The Executive Committee held seven meetings in 1995 and is currently composed of Mr. John R. Hodowal, Chairman, and Messrs. Robert A. Borns, Otto N. Frenzel III, Earl B. Herr, Jr., Ramon L. Humke and Sam H. Jones, members.

      The Audit Committee reviews the scope of the audit, examines the auditor's reports, makes appropriate recommendations to the Board of Directors as a result of such review and examination, and inquires into the effectiveness of the financial and accounting functions and controls. The Audit Committee first approves all non-audit services and gives appropriate consideration to the effect, if any, they may have on the independence of the auditor; except that management advisory and tax services, which do not exceed $50,000 per project or $150,000 in the aggregate per calendar year, may be approved by the Chairman of the Board without such Committee's consent. The Audit Committee held three meetings in 1995 and is currently made up of Mrs. Sallie W. Rowland, Chairman, and Messrs. Rexford C. Early, Edwin J. Goss, Sam H. Jones and Andre B. Lacy, members.


Certain Business Relationships

     During 1995, Acordia, Inc. (``Acordia'') and Anthem Companies, Inc. (``Anthem'') administered health care programs for IPALCO and its subsidiaries, including IPL, under contracts that involve payments to Acordia and Anthem aggregating approximately $16 Million. Mr. L. Ben Lytle is Chairman and Chief Executive Officer of Acordia and Anthem, which are subsidiaries of Associated Insurance Companies, Inc. of which Mr. Lytle also is Chairman, President and Chief Executive Officer.

      IPL maintained a line of credit during 1995 with National City Bank, Indiana (``NCB'') of which Mr. Otto N. Frenzel III is Chairman of the Executive Committee. During 1995, the maximum principal amount outstanding at any time on IPL's $30 million line of credit with NCB was approximately $11 million, and IPL had no outstanding balance with NCB as of December 31, 1995. An unutilized long-term revolving credit facility was also maintained by IPL with NCB.

      IPL maintained a long-term revolving credit facility during 1995 with Bank One, Indianapolis, NA, (``Bank One'') of which Mr. Joseph D. Barnette, Jr., is Chairman and Chief Executive Officer. IPL did not utilize the credit facility during 1995.

      An unutilized credit line and an unutilized long-term revolving credit facility were also maintained by IPL with NBD Bank, N.A.
(``NBD''), of which Mr. Thomas M. Miller is a Director, and of which Mr. Ramon L. Humke is a director.

      IPL engaged Rowland Design, Inc. for architectural and design services for certain improvements to IPL's corporate offices located at One Monument Circle. During 1995, IPL paid fees of approximately $238,000 under such agreement. Mrs. Sallie W. Rowland is Chairman and CEO of Rowland Design, Inc.

      IPL engaged Schenkel & Associates, LLC, for consulting services in the areas of community affairs, public relations, and communication, and paid fees of approximately $27,000 during 1995. Mr. Thomas M. Miller is majority owner of Schenkel & Associates, LLC.



               COMPENSATION OF EXECUTIVE OFFICERS

Nature and Types of Compensation

     The two tables that follow on succeeding pages disclose all plan and non-plan compensation awarded to, earned by, or paid to the Chairman of the Board and Chief Executive Officer (``CEO'') and to the four named executive officers other than the CEO who are the most highly compensated key policy-making executive officers of IPL, each of whose total annual salary and bonus exceeded $100,000 for the year 1995. The tables include a Summary Compensation Table (Table I) and an Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Value Table (Table II). No table is presented for Option/SAR Grants in last fiscal year since no stock options were granted during 1995. No table is presented for Long-Term Incentive Plans since the issuance of restricted stock under the Long-Term Performance and Restricted Stock Incentive Plan is included in the Summary Compensation Table (Table I).

                   SUMMARY COMPENSATION TABLE


                                                                                Long-Term Compensation
                                                                           ___________________________________________

                                        Annual Compensation                Awards        Awards        Payouts
                              ________________________________________     ________________________________________

                                                           Other                         Securities
                                                           Annual          Restricted    Underlying                  All Other
                                                           Compen-         Stock         Options/      LTIP          Compen-
Name and                                                   sation<F1>      Awards<F2>    SARs<F3>      Payouts<F4>   sation<F5>
Principal Position     Year   Salary ($)    Bonus ($)             ($)             ($)         (#)              ($)          ($)
John R. Hodowal        1993   $424,459      $209,672       $45,851         -0-           105,000       $82,350       $8,624
Chairman & CEO         1994    461,051       214,566        41,471         -0-           -0-            76,250        8,955
                       1995    476,012       206,425        43,721         $491,790      -0-            75,488        8,310

Ramon L. Humke         1993   $351,889      $173,827       $112,425        -0-            60,000       $68,250       $8,624
President & COO        1994    382,221       177,881        130,141        -0-           -0-            63,646        8,955
                       1995    394,591       171,120        157,606        $407,700      -0-            62,975        8,310

John R. Brehm          1993   $199,822      $ 65,839       $  6,717        -0-            30,000       $27,844       $7,993
Senior Vice President  1994    218,304        67,728          3,678        -0-           -0-            25,781        8,199
                       1995    225,315        89,513          6,301        $133,050      -0-            24,228        8,310

Bryan G. Tabler<F6>    1993      -0-            -0-            -0-           -0-         -0-              -0-           -0-
Senior Vice President  1994   $ 46,157      $ 15,785       $  1,360          -0-         -0-              -0-           -0-
Secretary & General    1995    202,931        58,650         14,471        $121,350      -0-              -0-        $5,589
Counsel

Gerald D. Waltz        1993   $193,415      $ 63,684       $ 23,757           -0-         30,000       $28,125       $7,735
Senior Vice President  1994    202,955        62,887          4,465           -0-        -0-            26,042        7,731
                       1995    201,930        58,353         11,178        $121,530      -0-            24,228        8,310

________________________


<F1> Represents taxes paid by IPALCO and/or IPL on accrued interest and contributions of principal under the Funded Supplemental Plan (See ``Pension Plans''). Includes $5,463 for taxes and gross-up paid on deferred compensation and $3,864 earned in above market interest on deferred compensation for Mr. Humke.
<F2> Restricted common stock awards are valued at the closing market price as of the date of grant. Restricted common stock holdings and the value thereof based on the closing price of the common stock at year end are as follows: Mr. Hodowal - 16,393 shares ($624,983); Mr. Humke - 13,590 shares ($518,119); Mr. Brehm - 4,435 shares ($169,084); Mr. Tabler - 4,045 shares ($154,216); and Mr. Waltz -
     4,051 shares ($154,444). Dividends on the restricted common stock are payable to the named officers. Shares awarded in 1995 represent a cumulative 3-year award for years 1995, 1996, and 1997. Under the terms of the Plan, no additional shares will be awarded to the named officers before 1998.
<F3> No options have stock appreciation rights.
<F4> Payouts shown were made in 1995 for the 4-year LTIP Program ended
     December 31, 1994.
<F5> Represents 1995 contributions made by IPL to the Trustee of the
     Employees' Thrift Plan.
<F6> Mr. Tabler started his employment on October 1, 1994, and became an officer of both IPALCO and IPL on January 1, 1995.


                             TABLE I



       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                  AND FY-END OPTION/SAR VALUES



                                                        Number of
                                                        Securities              Value of
                                                        Underlying              Unexercised
                                                        Unexercised             In-the-Money
                                                        Options/SARs at         Options/SARs
                                                        FY-End(#)               FY-End ($)*

                        Shares
                        Acquired On     Value           Exercisable/            Exercisable/
Name                    Exercise (#)    Realized ($)    Unexercisable           Unexercisable
---------------         ------------    ------------    -------------           -------------

John R. Hodowal           -0-             -0-           120,000(e)              $517,500(e)
                                                         35,000(u)                 4,375(u)

Ramon L. Humke            -0-             -0-           105,000(e)              $751,875(e)
                                                         20,000(u)                 2,500(u)

John R. Brehm             -0-             -0-            25,000(e)              $21,875(e)
                                                         10,000(u)                1,250(u)

Bryan G. Tabler           -0-             -0-              ----                    ----
                                                           ----                    ----

Gerald D. Waltz         5,000           $48,750          45,000(e)              $324,375(e)
                                                         10,000(u)                 1,250(u)

----------------------

(e)       Exercisable.
(u)       Unexercisable.
* Based upon year-end closing market price of $38.125 per share of common stock.


                              TABLE II

                    COMPENSATION OF DIRECTORS

Standard Arrangements

     Non-employee directors serving on the Board of IPL are paid an annual fee of $8,500 plus $450 for each meeting attended; however, those who are directors of IPALCO and its subsidiaries, are limited to two annual fees. Non-employee members of the Executive Committee of the Board are paid annual fees of $10,000, but no meeting fees. Members of the Audit Committee of the Board, all of whom are non-employee directors, each are paid an annual fee of $4,000 plus $450 for each meeting attended. The Chairman of this committee receives an additional fee of $1,500 annually. Members of the Executive and Audit Committees of IPL are limited to one annual fee and only one meeting fee is paid to Audit Committee members of two or more companies when meetings are held jointly or follow one another. Directors who are also officers of IPL receive no director fees.


               BOARD COMPENSATION COMMITTEE REPORT
                    ON EXECUTIVE COMPENSATION

Compensation Policies Relating Generally to Executive Officers

     The Compensation Committee (``Committee''), of the Board of Directors of IPALCO Enterprises, Inc. (``IPALCO''), in consultation with its outside advisor, establishes the compensation policies of IPALCO and its subsidiaries, including IPL, with regard to all officers. The Committee recommends to the Board the adoption or amendment of compensation plans for officers, including the named executive officers. On authority of the full Board, the Committee administers all such plans, including establishing officers' base salary levels, reviewing and approving performance measures and goals for both annual and long-term incentive plans, and approving incentive awards.

      The Committee is made up of five non-employee directors whose philosophy is to attract, retain, and motivate a high quality management team by providing a strong and direct link between IPALCO performance and officer compensation, with a significant portion of total compensation being dependent upon measurable performance objectives. The compensation program for executive and other selected officers had three basic components in 1995: base salary, a performance-based annual incentive plan, and a long-term performance and restricted stock incentive plan. It is the policy of the Committee that the compensation program should directly link executive and shareholder interests.

Base Salary

     The Committee targeted 1995 base salaries for officers, including the named executive officers, at the median level for similar positions within comparably performing utilities, and where such positions are also found in general industry, at a level approximating one-half the difference between the utility industry and general industry medians. The Committee considered the analysis which was provided by the outside advisor that IPALCO salaries are within the median range of comparable utilities and below those of general industry. The Committee also considered both company and individual performance in approving the range of salary increases and the salary for each officer, including the named executive officers. 1995 base salary increases for all officers averaged 3.7%, somewhat below the utility industry average, even though company performance was comparable with other high-performing utilities. The Committee determined that constraining base salary increases was an appropriate step to place a higher percentage of total compensation at risk through the use of incentive compensation.

     The comparative compensation data for electric utilities used by the Committee were derived from companies with comparable revenues as reported in the annual Edison Electric Institute Executive Compensation Survey. Data for general industry were drawn from four national executive compensation surveys provided by the outside consultant.

Annual Incentive Plan

     The IPALCO Annual Incentive Plan is a performance-based plan which measures company performance in four equally weighted criteria: Net Income, Customer Satisfaction, Productivity, and Budget Compliance. Target awards are set approximately half-way between general industry and utility medians. Participants in the plan are approved in advance of the plan year by the Committee. All participants, including the named executive officers, are measured against performance goals which are established by the Committee and announced at the beginning of the year. Goals are set at Threshold, Target, and Maximum levels, with Threshold performance required for any award in each criteria; however, if the Threshold goal for Net Income is not met, no payout is made regardless of the performance in any other criteria. Each performance level is assigned an award value, with interpolation for performance between levels. For named executive officers, performance at Threshold, Target, and Maximum levels respectively warrants a payout of 10%, 22.5%, and 35% of base salary. Factors ranging from .75 to 1.5 are applied to the award percentage based upon the participant's position.

     The plan permits the reduction or elimination of an award should an individual participant's performance be below expectations. No awards were reduced in 1995.

     For 1995, the Company met the Maximum performance goals in three of the four performance measures: Net Income, Productivity, and Budget Compliance. Customer Satisfaction performance was at the Threshold level.


Long-Term Performance and Restricted Stock Incentive Plan

     The performance-based restricted stock plan, approved at the last Annual Meeting of Shareholders, is designed to focus the attention of prospective participants on long-term company objectives and performance. Participation is subject to Committee approval and is limited to key employees (including non-officers) who contribute on a continuing basis to the strategic and long-term growth of the company.

     The plan continues to measure company performance in Total Return to Shareholders and in Cost Effective Service (net income as a percent of operating revenues plus other income) compared with the performance of a Peer Group of 15 comparable utilities. Criteria for selection of peer companies included revenue size and sources, market-to-book ratio, fuel source, and dividend yield among other criteria. Target awards are set approximately half-way between general industry and utility medians. Conditional restricted stock grants, at Target levels, ranging from 10% to 35% of base salary, are awarded at the beginning of each three-year performance period. Final awards are based upon IPALCO's ranking within the Peer Group over the performance period, with one-third of the shares to be vested during each of the fourth, fifth, and sixth years after the beginning of the performance period. The performance period for Program 1 covers 1995-1997, with final restricted stock awards made July 1, 1998.

     Performance in Total Return to Shareholders and Cost Effective Service continues also to be measured over the four-year performance periods specified in the original Long-Term Incentive Plan for those programs begun prior to 1995. For Program 4, for the years 1991-1994, IPALCO ranked first among peers in Cost Effective Service and eleventh among peers in Total Return to Shareholders. Using the schedule specified in the plan for that level of performance, the named executive officers received incentive payments totaling $186,919 in 1995.


Basis For Chief Executive Officer's Compensation

     The Chief Executive Officer's (``CEO'') compensation continues to be directly and explicitly linked to IPALCO performance with consideration given to the Committee's assessment of his individual performance. The Committee thoroughly reviews the CEO's performance, including strategic direction, leadership and management team development, as well as overall company performance. The Committee's review is both subjective and objective. IPALCO performance data used in the incentive plans plus other financial, operational, service, and administrative data are considered.

     Total 1995 compensation for the CEO (including base salary, Annual Incentive Plan payment, and Long-Term Incentive payment and the first grant of stock associated with the 1995 Long-Term Performance and Restricted Stock Incentive Plan), is shown in Table I. His total compensation was slightly above the median of Peer Group CEOs, but was slightly below the median of CEO compensation in comparably high-performing peer companies.

     At Target performance, under the current compensation program, approximately 41% of the CEO's total direct compensation is variable and at risk. During 1995, approximately 48% of the CEO's actual total direct compensation was at risk.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code will not permit a public corporation to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain top executives, unless that compensation qualifies as ``performance based'' compensation. This limitation does not impact IPALCO with respect to executive compensation paid in 1995, nor does the Committee believe that this will have an impact in 1996. The Committee continues to review this issue with the present intent to take appropriate steps to ensure the continued deductibility of its executive compensation.

                              The Compensation Committee of the
                              Board of Directors of IPALCO
                              Enterprises, Inc.

                              Otto N. Frenzel III, Chairman
                              Robert A. Borns
                              Earl B. Herr, Jr.
                              Thomas M. Miller
                              Thomas H. Sams

Compensation Committee Interlocks and Insider Participation

     There is no standing Compensation Committee of the Board of Directors of IPL. Mr. John R. Hodowal and Mr. Ramon L. Humke consult with the Compensation Committee of the Board of Directors of IPALCO concerning the base salary component of executive officer compensation. Mr. Frenzel is Chairman, and Messrs. Borns, Herr, Miller and Sams are the members of IPALCO's Compensation Committee. However, Mr. Hodowal and Mr. Humke do not participate in discussions with the Compensation Committee with regard to their own compensation. IPL's President and Chief Operating Officer, Mr. Ramon L. Humke, is a member of the Compensation Committee of the Board of Directors of LDI Management, Inc. Mr. Andre B. Lacy is Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. and is also a director of IPL. Mr. John R. Hodowal, Chairman of IPL, is a member of the Board of Directors of Bank One, Indianapolis, N.A. Mr. Joseph D. Barnette, Jr. is Chairman and Chief Executive Officer of Bank One, Indianapolis, N.A. and is a director of IPL.

                        PERFORMANCE GRAPH

     The Performance Graph on this page, Table III, plots the total cumulative return that shareholders of IPALCO received (solid line with dot) during the 5-year period ended December 31, 1995, compared with the total cumulative return to shareholders of companies comprising the Dow Jones Electric Utilities Index (solid line with triangle) and the Standard and Poors 500 Index (solid line with square) and the Standard & Poors Electric Companies Index (solid line with star). The Graph shows the cumulative total return assuming dividend reinvestment and based upon an initial investment of $100.00. The vertical portion of the Graph indicates the dollar value ranging from $90.00 to $220.00, and the horizontal portion of the Graph is the year, beginning in 1990 and continuing through 1995.

        The points on the Performance Graph are as follows:


     CUMULATIVE TOTAL RETURN ASSUMING DIVIDEND REINVESTMENT
---------------------------------------------------------------------------


                                1990    1991    1992    1993    1994    1995
                                --------------------------------------------


IPALCO<F1>                      100     133     152     158     143     194

DJ ELEC UTIL<F1>                100     130     138     155     136     178

S & P 500<F2>                   100     130     140     155     157     215

S & P ELEC COMPANIES<F2>        100     130     138     155     135     177


Source:
<F1>      *Dow Jones Total Return Indexes
<F2>      **Standard and Poors Compustat Services, Inc.

                            TABLE III

Performance Graph

     The Performance Graph (Table III) on the preceding page plots the total cumulative return that shareholders of IPALCO received (solid line with dot) during the 5-year period ended December 31, 1995, compared with the total cumulative return to shareholders of companies comprising the Dow Jones Electric Utilities Index (solid line with triangle) and the Standard and Poors 500 Index (solid line with square) and the Standard & Poors Electric Companies Index (solid line with star). The Graph reflects IPALCO's superior return in years 1991 through 1995 as compared to the electric utility industry and is one of the bases for the Chief Executive Officer's compensation as disclosed in the Compensation Committee Report set forth in this Information Statement.

     IPALCO has elected to use the Standard & Poors Electric Companies Index (``S&P Electric Index'') for its industry comparison this year and will discontinue the use of the Dow Jones Electric Utilities Index next year. The S&P Electric Index is a capitalization weighted index of all stocks in the index, while the Dow Jones Electric Utilities Index is a price weighted average of the 15 utility companies in the index. As a result, changes in the S&P Electric Index reflect both the relative size of the company as well as the change in price. In addition, the S&P Electric Index contains a broader range of companies and IPALCO believes it is a better indicator of the electric utility market.

Pension Plans

     Table IV below illustrates the combined annual retirement benefits computed on a straight-life annuity basis that are payable under the Base Retirement Plan and the Funded Supplemental Plan (assuming continuous employment to age 65) to named executive officers having the remuneration and years of service shown.



                            PENSION PLAN TABLE<F1>


Remuneration                                    Years of Service

                    15              20              25              30              35
               ----------       ---------       --------        --------        ---------


$125,000        $ 81,250        $ 81,250        $ 81,250        $ 81,250        $ 81,250
 150,000          97,500          97,500          97,500          97,500          97,500
 175,000         113,750         113,750         113,750         113,750         113,750
 200,000         130,000         130,000         130,000         130,000         130,000
 225,000         146,250         146,250         146,250         146,250         146,250
 250,000         162,500         162,500         162,500         162,500         162,500
 300,000         195,000         195,000         195,000         195,000         195,000
 400,000         260,000         260,000         260,000         260,000         260,000
 450,000         292,500         292,500         292,500         292,500         292,500
 500,000         325,000         325,000         325,000         325,000         325,000

-------------------------


<F1> This table takes into account the latest Internal Revenue Code
     Section 415 benefit limitations and Internal Revenue Code Section 401(a)(17) compensation limitation applicable to the Base Retirement Plan. Benefits for both the Base Retirement Plan portion and Funded Supplemental Plan portion of the combined amounts have been shown without adjustment for income taxes.

                            TABLE IV

     IPL's Employees' Retirement Plan (the ``Base Retirement Plan'') covers all permanent employees with one (1) year of service but excludes directors unless they are also officers. It provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are computed actuarially. The remuneration covered by the Plan includes ``Salary'' but excludes ``Bonus'' and ``Other Compensation'', annual or otherwise, as those terms are used in the Summary Compensation Table (Table I). Benefits are calculated on the basis of the highest average annual salary in any 60 consecutive months of employment. Years of service for Pension Plan purposes of named executive officers are as follows: Mr. Hodowal - 27, Mr. Humke - 6, Mr. Brehm - 20, Mr. Tabler - 1, and Mr. Waltz - 35.

     The Funded Supplemental Plan referred to above is applicable to the named executive officers and, at reduced benefits, to all other officers of IPALCO and IPL. Contributions and accrued interest credited during 1995 to the accounts of Messrs. Hodowal, Humke, Brehm, Tabler and Waltz amounted to $31,563, $140,186, $4,752, $17,781 and $6,779, respectively
(in addition to the federal, state and local income tax payments reflected in Table I above). Contributions are based on actuarial assessments of benefits projected to accrue to such officers under the Funded Supplemental Plan upon termination of employment at normal retirement age and at current salary levels.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     IPL has employment contracts with Messrs. Hodowal and Humke which provide for an indefinite term that is convertible into a fixed 3-year term upon notice. Such contracts terminate upon death, total disability or retirement. Should they be terminated without ``cause'' or resign for ``good reason'' (as those terms are defined in the contract--see below), they would continue to receive their Salary, as that term is used in Table I above, for up to 3 years thereafter, less any severance payments received from other agreements.

     All Officers of IPL have Termination Benefits Agreements, dated on or after January 1, 1993. These Agreements provide for payment of severance benefits equal to 299.99% of the last 5 years' average annual Salary (but not exceeding the limits of Internal Revenue Code 280G), if IPL or IPALCO undergoes an ``acquisition of control'' while the agreement is in effect and if, within 3 years after an acquisition of control, any such officer is terminated without ``cause'' or resigns for ``good reason'', as those terms are therein defined (see below).

     The term ``without `cause''' is defined in the employment contracts and Termination Benefits Agreements discussed above to mean in the absence of fraud, dishonesty, theft of corporate assets or other gross misconduct, as set out in a good faith determination of the Board of Directors. The term ``resign for `good reason''' is defined in the same agreements to mean generally, and subject to lengthy qualifications and amplification, demotion; assignment of duties inconsistent with the officer's status, position or responsibilities; reduction in base salary or failure to grant annual increases commensurate with increases of other officers; relocation of the headquarters of IPALCO or IPL to a location outside Greater Indianapolis; or termination of the executive's participation in, or the existence of, an incentive compensation, insurance or pension program. The term ``acquisition of control'' in such contracts means, generally and subject to lengthy amplification and qualifications therein, acquisition by any person, entity, or group of 20% or more of the combined voting power of the outstanding securities of IPALCO entitled to vote in the election of directors, excluding acquisitions by or from IPALCO or any acquisition by any employee benefit plan of IPALCO or IPL; change in majority membership of the Board of Directors other than by normal succession; certain reorganizations, mergers or consolidations resulting in control of the reorganized, merged, or consolidated entity by persons not previously in control of IPALCO; approval by the shareholders of complete liquidation or dissolution of IPALCO, or of a sale of all or substantially all of its assets to an entity not controlled by directors and holders of voting securities who were directors and holders of voting securities of IPALCO prior to the transaction.

     A Benefit Protection Fund and Trust Agreement (``Fund'') is also in effect to pay litigation expenses in the event it becomes necessary for any officer to enforce the employment contracts and Termination Benefits Agreements described above. The Fund is held in trust by National City Bank, Indianapolis, and at December 31, 1995, the sum of $856,566 was reserved in trust for such expenses.




     By order of the Board of Directors.






                                   INDIANAPOLIS POWER & LIGHT COMPANY


                                   By:     BRYAN G. TABLER, Secretary


Indianapolis, Indiana
March 8, 1996